Exhibit 99.1

Seneca Foods Corporation

October 30, 2009                 FOR IMMEDIATE RELEASE
                        Contact: Roland E. Breunig, CFO
                        (608-757-6000)

PRESS RELEASE

Seneca Foods Corporation Announces Addition to Board of Directors

Seneca Foods Corporation (SENEA, SENEB) today announced that it has increased the size of its Board of Directors from eight to nine members and has appointed John P. Gaylord to fill the newly created independent director position on the Board and to serve until the 2010 annual meeting of shareholders and until his successor is elected and qualified.  Mr. Gaylord has served since 1992 as President of Jacintoport Terminal Company, a Houston, Texas-based energy storage and development company.  Mr. Gaylord joined Jacintoport Terminal Company in 1989 as Vice President of Finance.  Mr. Gaylord also serves as a Director of Martin Midstream GP LLC, the general partner of Martin Midstream Partners LP, a publicly traded partnership, as an Advisory Director to Post Oak Bank, Houston, Texas and as a Director on several charitable boards.  Mr. Gaylord holds a bachelor of business administration degree from Texas Christian University and a master of business administration from Southern Methodist University.

About Seneca Foods Corporation

Seneca Foods is one of the country’s largest processors of canned fruits and vegetables with manufacturing facilities located throughout the United States.  Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets.  In addition, under an alliance with General Mills Operations, LLC, a successor to The Pillsbury Company and a subsidiary of General Mills, Inc., Seneca Foods produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant® label.  Seneca Foods’ common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.